UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 2 , 2010

Commission File Number:  000-50875

XELR8 Holdings, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
841575085
(IRS Employer Identification No.)

1449 Wynkoop Street, Suite 407, Denver, Colorado, 80202
(Address of principal executive offices)

303-316-8577
(Registrant's Telephone number)

480 South Holly Street, Denver, Colorado 80246
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 2, 2010, XELR8 Holdings, Inc., (the "Company", "we", or "us") completed the final closing of a secured convertible note financing ("Note Financing"). At the closing, we issued $500,000 in aggregate principal amount of senior secured convertible promissory notes (the "Secured Notes") to a limited number of accredited investors (the "Lenders"). Net proceeds to the Company after the deduction of selling commissions, but before expenses of the Note Financing, were approximately $435,000.

The Secured Notes are due July 2, 2015 and accrue interest at the rate of 10% per annum payable semi-annually in arrears on June 15 and December 15 of each year. Interest is payable, at the option of holders of a majority of the aggregate principal amount of outstanding Secured Notes, in either cash or additional Secured Notes. At any given time (prior to the maturity date) the Lenders may elect to convert the outstanding principal and accrued interest into shares of the Company's common stock, $0.001 par value (the "Common Stock"), at a conversion price of $0.15 per share, subject to certain adjustments.

We have the option, after effectiveness of the Registration Statement (as defined below), to repay all outstanding principal and interest under the Secured Notes if the volume weighted average price of our shares of Common Stock has exceeded $1.00 for the preceding 30 consecutive trading days.

The Secured Notes are secured by substantially all of the assets of the Company and our subsidiaries pursuant to a Security Agreement, and Trademark Collateral Assignment and Security Agreements. All obligations under the Secured Notes are guaranteed by VitaCube Systems, Inc., and XELR8, Inc., the Company's principal subsidiaries (the "Subsidiaries") pursuant to Guarantees by each of the Subsidiaries in favor of the Lenders.

The Company intends to use the proceeds from the issuance of the Secured Note to implement the Company's marketing strategy, for operating expenses and for general corporate purposes.

The Company has entered into a Registration Rights Agreement with the Lenders under which it has agreed to file a resale registration statement (the "Registration Statement") registering the shares of Common Stock issuable upon conversion of the Secured Notes within sixty (60) days from the final closing of the Offering. The Company will use its best efforts to have the Registration Statement declared effective within one hundred twenty (120) days from the date of filing the Registration Statement with the Securities and Exchange Commission.

In connection with the initial closing of the issuance of secured convertible notes on March 5, 2010, we entered into a Placement Agency Agreement with the placement agent involved in the offering (the "Placement Agent"). The Placement Agent agreed to act on a best efforts basis with respect to the sale of Secured Notes in an aggregate principal amount of up to $2,000,000 (with an over-allotment option of up to $1,000,000). Under the Placement Agency Agreement, the Placement Agent receives a placement fee equal to 10% of the gross proceeds of the Secured Notes sold by the Placement Agent and a non-accountable expense allowance of 3% of the gross proceeds of the Note Financing.

As a result of the consummation of the $500,000 Note Financing, we issued 2,500,000 shares of Common Stock to the Placement Agent ("Placement Shares").

Neither the Secured Notes, the Placement Shares, nor the securities underlying the Secured Notes, have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent the registration or an applicable exemption from the registration requirements of the Securities Act. The transactions contemplated hereby are exempt from the registration requirements of the Securities Act, pursuant to Regulation D and/or Section 4(2).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 regarding the Note Financing is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 regarding the Note Financing and the issuance of the Placement Shares is hereby incorporated by reference into this Item 3.02.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective July 5, 2010, the Board of Directors appointed Kevin C. Sherman as the Company's President and Chief Executive Officer, replacing Daniel W. Rumsey, whose contract with the Company expired on June 30, 2010. Mr. Rumsey will remain on the Board of Directors as Executive Chairman.

Mr. Sherman's compensation as a result of his appointment is $152,000 annually, effective immediately. In addition, Mr. Sherman was granted an option to purchase 250,000 shares of common stock at an exercise price of $0.23 per share, 50% of which vest ratably over a five year period, and 50% vest at such time as the Company achieves positive earnings before interest, taxes, amortization and depreciation. In consideration for remaining as Executive Chairman of the Board of Directors, Mr. Rumsey will be compensated $5,000 per month.

Prior to his appointment as President and Chief Executive Officer, Mr. Sherman was the Company's Executive Vice President. Prior to joining the Company in June 2009, Mr. Sherman served as the Senior Manager of Network Development of Product Partners, LLC from May 2008 to May 2009. Prior to that Mr. Sherman served as the Chief Operating Officer of Hand & Associates from January 2008 to May 2008, and as the Director of Development and Principal of Holy Innocents School from August 2007 to December 2007. Mr. Sherman also served as the principal of Saints Peter and Paul School from January 2004 to August 2007. Mr. Sherman achieved an impressive record of revenue enhancement and organizational development for Product Partners LLC, a leading network marketing company emphasizing fitness and nutrition which was listed in Entrepreneur Magazine's 500 Fastest Growing Businesses in America with current sales over $400 million a year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XELR8 Holdings, Inc.
Date:   July 7, 2010
By:	/s/ Kevin S. Sherman

Name: Kevin S. Sherman
Title: President and Chief Executive Officer